                                                                     Exhibit 2.6

[NELNET COMPANY LOGO]                                    P.O. Box 82505
                                                         Lincoln, NE 68501-2505
                                                         121 South 13th Street
                                                         Suite 301
                                                         Lincoln, NE 68508

                                                         402.458.2370
                                                         toll-free: 877.564.2696
                                                         fax: 402.458.2399
                                                         www.nelnet.net


June 15, 2000



Michael S. Dunlap
Farmers & Merchants Investment Inc.
6801 South 27th Street
Lincoln, Nebraska 68512


     Re: PURCHASE OF INTUITION HOLDINGS, INC. STOCK


Dear Mr. Dunlap:

     This letter sets forth the terms and conditions by which NELnet, Inc., a Nevada corporation ("Buyer") proposes to purchase from Farmers & Merchants Investments Inc., a Nebraska corporation ("Seller") all of the outstanding capital stock of InTuition Holdings, Inc., a Florida corporation. Those terms and conditions are as follows:

     1. Purchase of Stock. Subject to the terms of this Agreement, Seller agrees to sell, transfer and assign to Buyer free of all liens, and Buyer agrees to purchase from Seller, all of the issued and outstanding capital stock (the "Stock") of InTuition Holdings, Inc., a Florida Corporation (the "Company") owned by Seller, which represents 100% of the equity ownership of the Company (the "Purchased Stock").

     2. Purchase Price. In consideration of the Purchased Stock Buyer will pay Seller the aggregate purchase price of Eighteen Million Dollars ($18,000,000.00) (the "Purchase Price"). At the Closing, Buyer will pay Seller in immediately available funds the amount of $18,000,000.00 (the "Closing Payment").

     3. Closing. Consummation of the transactions contemplated hereby (the "Closing") shall take place on June 15, 2000 (the "Closing Date") at the offices of Seller in Lincoln, Nebraska, or on such other date or at such other location as the parties may agree.

        At the Closing, Seller shall deliver or cause to be delivered to Buyer certificates representing all of the Purchased Stock fully registered in the name of Buyer and duly recorded on the stockholder and transfer records of the Company, free of all liens and assessments and each other document reasonably requested to be delivered to Buyer hereunder. At the Closing, Buyer shall deliver or cause to be delivered to




Origination                         Funding                           Servicing

Farmers & Merchants Investment Inc.
June 15, 2000
Page 2


          Seller evidence of the Closing Payment and each other document reasonably requested to be delivered to Seller hereunder.

          The transfers and deliveries herein contemplated will be mutually interdependent and regarded as occurring simultaneously; and no such transfer or delivery will become effective until all of the transfers and deliveries provided for have been consummated.

     4. Entire Agreement. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder. This Agreement shall specifically supersede any prior negotiations, understandings or agreements among Seller and Buyer. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

     If you are in agreement with the terms and conditions of this letter, please sign in the space provided below and return a signed copy to the undersigned prior to the close of business on June 15, 2000.

                                        NELnet, Inc.



                                        /s/ Don Bouc
                                        --------------------------------------
                                        Don Bouc, President

Accepted and agreed to this 15th day of June, 2000.

                                        Farmers & Merchants Investment Inc.



                                        /s/ Michael S. Dunlap
                                        --------------------------------------
                                        Michael S. Dunlap, President